Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 23, 2021, with respect to the consolidated financial statements of Aspiration Partners, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 14, 2022